UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 10, 2012

REGENCY RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53611	98-0515726
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1639 11th Street, Suite 152 Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-800-783-3128

Former name or Former Address, if Changed Since Last Report:

11 Glouchester Ave., Flat 5, Camden Town,

London, England

NW1 7AU

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

Regency Resources, Inc., a Nevada corporation (the “Company”), entered into a binding letter of intent with Digitally Distributed Acquisition Corp., a Delaware corporation (“DDAC”), effective April 10, 2012 (the “LOI”), in connection with a proposed reverse acquisition transaction by and between the Company and DDAC whereby the Company will acquire all of the shares of outstanding capital stock of DDAC in exchange for the issuance of a certain ownership interest in the Company to the shareholders of DDAC (the “Share Exchange”). DDAC is expected to have certain valuable products and intellectual property rights comprised of a web-based multi-tiered billing infrastructure and related to proprietary software and other means of syndicating and encoding media content that it will acquire from Digitally Distributed, LLC, a Delaware limited liability company prior to or concurrently with the Closing.

In accordance with the LOI, subject to satisfactory completion of due diligence by the Company and approval by the shareholders of DDAC, the terms and conditions of the Share Exchange shall be set forth in a formal definitive agreement containing customary representations and warranties, covenants and indemnification provisions, to be negotiated between the parties. The closing of the Share Exchange is expected to occur on or before May 4, 2012 (“Closing”).

In addition, in accordance with the LOI, the Company has committed to providing or facilitating a financing of up to an aggregate of $1,000,000 through convertible debentures as follows: (a) $150,000 to DDAC upon execution of the LOI; (b) $100,000 to DDAC at Closing; and (c) no less than $100,000 to DDAC each month after Closing.

As part of the Share Exchange, the Company shall issue to the shareholders of DDAC 18,000,000 shares of Company common stock which will represent approximately 37.5% of the ownership interest in the Company. Upon Closing, DDAC shall become a wholly-owned subsidiary of the Company.

The foregoing description is qualified in its entirety by reference to the LOI filed as Exhibit 10.1 attached hereto and incorporated herein by reference.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Martin W. Greenwald

On April 10, 2012, the Company’s Board of Directors (“Board”) appointed Mr. Martin W. Greenwald as a member of the Board and as Chairman of the Board effective immediately. It is contemplated that Mr. Greenwald may serve on certain committees of the Company’s Board, but no such committee appointments have been made at this time. Mr. Greenwald’s appointment is in accordance with the LOI described in Item 1.01 above, which requires that as a condition to closing the Share Exchange, the Company is to appoint Mr. Greenwald to the Company’s Board of Directors as Chairman of the Board and also as Chief Executive Officer.

Other than the foregoing, there is no arrangement or understanding pursuant to which Mr. Greenwald was appointed Chairman of the Board. Mr. Greenwald has no family relationships with any other executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers. Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K. The Company’s Board is now comprised of Ms. Jane C.H. Brooke, Mr. Dragan Bozanic, and Mr. Greenwald.

Professional History of Mr. Greenwald

Mr. Greenwald has extensive experience with licensing content in the entertainment industry. Mr. Greenwald is currently the Chairman of the Board and Chief Executive Officer of DDAC, positions he has held since January 25, 2012, and Chairman of the Board and Chief Executive Officer of Public Media Works Inc. (OTCBB:PUBM), positions he has held since August 2010. Mr. Greenwald previously served as Chairman of the Board of Image Entertainment, Inc. (“Image”) (OTCQB:DISK), a position he held from 1981 through 2010. From 1981 to 2008, Mr. Greenwald also served as President and Chief Executive Officer of Image where he helped lead operations focused on laserdisc and DVD content production, development and acquisition.

Mr. Greenwald has been a guest lecturer at the USC Marshall School of Business and UCLA Anderson School of Management, and has been a guest speaker or panelist at numerous home video entertainment events. From 1990 to 1998, Mr. Greenwald served on the board of directors of The Entertainment Industry Foundation. He has been honored with the Visionary Award from the Entertainment AIDS Alliance, has served as director of the Permanent Charities Committee of the Entertainment Industries, and is an active supporter of Cedars Sinai Hospital’s United Hostesses Charities and Didi Hirsch Community Mental Health Centers. Mr. Greenwald is a graduate of Fairleigh Dickinson University.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Letter of Intent by and between Regency Resources, Inc. and Digitally Distributed Acquisition Corp., dated April 10, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY RESOURCES, INC.
a Nevada Corporation

Dated: April 10, 2012	By:	/s/ Jane C. H. Brooke
Jane C. H. Brooke, President